UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 15, 2013

REAL GOODS SOLAR, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	001-34044	26-1851813
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

833 W. South Boulder Road, Louisville, CO 80027-2452

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: (303) 222-8400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 15, 2013, Real Goods Solar, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cowen and Company (the “Underwriter”), pursuant to which the Company agreed to sell to the Underwriter an aggregate of 5,900,000 units (the “Units”), consisting of (i) one share of the Company’s Class A common stock, $0.0001 par value per share (the “Common Stock”), and (ii) one warrant to purchase 0.85 share of Common Stock (the “Warrants”). The Units will be offered to the public at a public offering price of $3.40 per Unit, the closing market price of the Common Stock on November 14, 2013, in an underwritten public offering (the “Offering”). The Warrants and the shares of Common Stock issued as part of the Units (the “Common Shares”) are being issued pursuant to the effective registration statement on Form S-3 (Registration No. 333-190050). The shares of Common Stock underlying the Warrants are not registered under the Securities Act of 1933, as amended.

The Underwriter will purchase the Units at a 6% discount to the public offering price for the Units, for an aggregate discount of approximately $1.2 million. The Company expects that the net proceeds of the Offering will be approximately $18.4 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company associated with the Offering.

The Warrants will be exercisable at an exercise price of $3.41 at any time on or after the one year anniversary of their original issuance and at any time up to the date that is five and one-half years after the date of their original issuance. If all Warrants are exercised for cash, the Company would receive additional gross proceeds of approximately $17.0 million. The exercise price of the Warrants is subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting Common Stock and also upon any distributions of assets, including cash, stock or other property to the Company’ shareholders.

The Company has agreed to file a registration statement covering the issuance of the Warrant Shares and to cause such registration statement to be declared effective prior to the time the Warrants become exercisable and to remain effective through the earlier of (i) the expiration date of the Warrants and (ii) the date on which all of the Warrants shall have been exercised in full.

If a registration statement registering the issuance of the shares of Common Stock underlying the Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, if the holder, in its sole discretion, elects to exercise a Warrant, the holder shall do so through a cashless exercise, in which case the holder would receive upon such exercise the “net number” of shares of Common Stock determined according to the formula set forth in the Warrant.

The Warrants will be issued in physical form separately from the Common Stock included in the Units and may be transferred separately immediately thereafter. The Warrants will not be listed on any national securities exchange or other trading market, and no trading market for the Warrants is expected to develop.

This description of the Offering is a summary only, is not intended to be complete, and is qualified in its entirety by reference to the Underwriting Agreement and the form of Warrant, which are filed as exhibits to this Current Report on Form 8-K.

The Offering is expected to close on or about November 20, 2013, subject to the satisfaction of customary closing conditions.

On November 15, 2013, the Company issued a press release announcing the pricing and terms of the Offering. A copy of this press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference. Brownstein Hyatt Farber Schreck, LLP, counsel to the Company, has issued an opinion to the Company, dated November 15, 2013, regarding the Shares and Warrants to be sold in the Offering. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement between the Company and Cowen and Company

4.1	Form of Warrant

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP

23.1	Consent of Brownstein Hyatt Farber Schreck, LLP (contained in Exhibit 5.1 above)

99.1	Press Release of the Company dated November 15, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL GOODS SOLAR, INC.

By:	/s/ Anthony DiPaolo

Anthony DiPaolo
Chief Financial Officer

Date: November 15, 2013

Exhibit No.	Description

1.1	Underwriting Agreement between the Company and Cowen and Company

4.1	Form of Warrant

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP

23.1	Consent of Brownstein Hyatt Farber Schreck, LLP (contained in Exhibit 5.1 above)

99.1	Press Release of the Company dated November 15, 2013